EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verizon Savings and Security Plan for New York and New England Associates, the Verizon Savings and Security Plan for West Region Hourly Employees and the Verizon Savings Plan for Management Employees (collectively, the Plans) of Verizon Communications Inc. (Verizon) of our reports dated February 22, 2008, with respect to the consolidated financial statements of Verizon incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Verizon, and the related financial statement schedule of Verizon included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

April 29, 2008